Exhibit 10.15

OPERATING AGREEMENT
FOR
CIRCLE OF EDUCATION, LLC,
A CALIFORNIA LIMITED LIABILITY COMPANY

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED.  ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

OPERATING AGREEMENT OF
CIRCLE OF EDUCATION, LLC
(a California Limited Liability Company)

This Operating Agreement (this “Agreement”) is made and entered into as of September 20, 2010 by and among Pacific Entertainment Corporation, a California corporation (“PEC”), Shulamit Ritblatt, an individual residing in the state of California or any designated entity which is under Dr. Shulamit Ritblatt’s ownership of fifty percent (50%) or more and over which she maintains direct management or supervision (“Ritblatt”) and the persons whose names appear on Appendix A  (the “Additional Members”).  PEC and Ritblatt are sometimes individually referred to herein as the “Initial Member” or, individually, an “Initial Member”.  The Initial Members and Additional Members are sometimes hereinafter referred to individually as a “Member” and collectively as the “Members”.

Whereas, the Initial Members desire to form a limited liability company, Circle of Education, LLC (the “Company”), under the laws of the State of California; and

Whereas, the Members desire to enter into this Agreement to provide for the formation and governance of the Company and the conduct of its business, and to specify their relative rights and obligations;

Now, Therefore, in consideration of the mutual covenants, rights, and obligations set forth herein, the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS; CONSTRUCTION

1.1 Definitions. When used herein, the following capitalized terms shall have the meanings indicated:

“Act” means the Beverly-Killea Limited Liability Company Act, codified in the California Corporations Code, Section 17000 et seq., as the same may be amended from time to time.

“Adjusted Capital Accounts” has the meaning set forth in Section 5.2.2 hereof.

“Affiliate” means as to any Person any other Person who, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or under common Control with that Person.

“Appraised Value” means, with respect to the Company and as of any applicable valuation date, the equity valuation (computed on a fully diluted basis) of the Company (including any subsidiary of the Company) valued as a going concern (taking into account the terms of this Agreement) and without minority or liquidity discount, as at the end of the month before the month in which the Independent Financial Expert is appointed as determined by an Independent Financial Expert. The Independent Financial Expert shall assume that the event which has given rise to its appointment has occurred even if, as of the valuation date, it has not occurred. The Company shall cooperate with and shall make available to the Independent Financial Expert all information reasonably requested by it to determine and shall use commercially reasonable efforts to ensure that the Independent Financial Expert makes a determination as soon as practicable and in any event within forty-five (45) days after appointment. Appraised Value, which determination shall be conclusive and binding upon the Company and the Members, all other interested parties and the respective Affiliates of the foregoing for all purposes of this Agreement.

Notwithstanding the foregoing, the Company or other purchasing party and the beneficiary of any payment to be based upon Appraised Value may determine the Appraised Value by mutual agreement.  The Appraised Value of each Unit of the Company will be the proportionate amount of the value of the Company which that Unit represents when compared to the total number of Units outstanding.

“Articles” means the Articles of Organization of the Company originally filed with the California Secretary of State, as amended from time to time.

“Board” or “Board of Managers” has the meaning set forth in Article VII hereof.

“Business” is defined in Section 2.2.

“Capital Account” means the capital account established and maintained for a Member pursuant to Section 4.3 hereof. The initial Capital Accounts of the Members are as reflected on Appendix A attached hereto.

“Capital Contribution” means the cumulative sum of money, if any, and the fair market value (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to) of any other property contributed or deemed contributed by a Member to the capital of the Company as provided herein.

“Change of Control” means the sale or transfer of all or substantially all of the assets of the Company, the merger of the Company with or into another corporation, partnership or limited liability company in which the Company is not the surviving entity, the acquisition by a third party of in excess of 50% of all of the outstanding Units of the Company, or the liquidation of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Company” has the meaning set forth in the recitals hereto.

“Company Option Period” has the meaning set forth in Section 6.1.1(ii) hereof.

“Company Minimum Gain” has the meaning set forth in Treas. Reg. ss. 1.704-2(b)(2) and ss. 1.704-2(d) for the phrase “partnership minimum gain.”

“Control,” or “Controls,” or “Controlled” (and derivations thereof) means as to a corporation the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights in the corporation, and as to any other Entity the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the same.

“Curriculum” shall mean the music-based instruction, including songs, books, materials and activities, developed for teachers, parents and caregivers for the purpose of promoting school readiness for children aged 0-5

“Dispose” or “Disposing” means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, gift or other disposition or encumbrance (including, without limitation, by operation of law), or an agreement to do any of the foregoing. The term “Disposition” means to Dispose of or the act of Disposing.

“Distributable Cash” means the amount of money on hand of the Company and available for distribution to the Members, taking into account all accrued debts, liabilities, and obligations of the Company and any amounts necessary or advisable to reserve, designate, or set aside for actual or anticipated costs, payments, liabilities, obligations, and claims with respect to the Company’s business, all as determined by the Board.

“Entity” means any association, corporation, estate, limited liability company, limited partnership, partnership, venture, or other entity.

“Initial Option Period” has the meaning assigned to it in Section 6.1.1(i) hereof.

“Initial Member” has the meaning set forth in the recitals hereto.

“Indemnified Person” has the meaning set forth in Section 12.2 hereof.

“Independent Financial Expert” means a suitably qualified and experienced independent accounting firm, which must be a second-tier accounting firm or higher, with offices located in the County of San Diego, State of California selected by a Supermajority Vote of the Board of Managers that (i) is experienced in making determinations such as the Appraised Value, (ii) does not (and whose directors, officers, employees, Affiliates and shareholders do not) have a material direct or indirect financial interest in any of the Members or members of the Board or any of their respective Affiliates or partners, (iii) has not had any business dealings with any Member or any Affiliates of an Member within the preceding two (2) years and (iv) is not (and none of whose directors, officers, employees, Affiliates and shareholders is) a promoter, director, or officer of any of the Members, members of the Board or any of their respective Affiliates or partners, or an equity investor in any Member.  The Company and the Members agree that an Independent Financial Expert appointed to determined the Appraised Value of the Company or the Units (a) will act as an expert and not as an arbitrator, (b) may obtain or refer to any documents, information or material and undertake any inspections or inquiries as it determines appropriate, (c) must provide the Company with a draft of its determination and must give the Company a reasonable opportunity to comment on the draft determination before it is finalized, and (d) may engage any assistance which it reasonably believes is appropriate or necessary to make a determination.

“Intellectual Property Rights” of Company shall mean all patents, copyrights, trademarks, trade secrets, confidential information, designs, ideas, discoveries, inventions, processes, research results, work product, whether or not technical in nature and whether or not patentable or registrable under copyright or similar laws, and/or any other intellectual property rights recognized by law of each applicable jurisdiction that relate solely and exclusively to the Business, as set forth in Section 1.9. However, the Intellectual Property Rights of Company shall not include the intellectual property rights of Ritblatt that fall outside the definition of the Business.  Additionally, the Intellectual Property Rights of Company shall include the intellectual property rights of PEC related to the Curriculum (including but not limited to Curriculum based music and any Curriculum based activities) that may have been developed, contributed or funded by PEC prior to or subsequent to PEC’s capital contribution to the Company, which are intended to be used in the Business or incorporated into the Curriculum. However, the Intellectual Property Rights of the Company shall not include intellectual property rights of PEC for songs and characters developed prior to and subsequent to PEC’s capital contribution, which are currently used or intended to be used in PEC’s business but which are also used or intended to be used by the Company for the Curriculum.  For clarity, should Company itself develop songs or characters for use in the Business or incorporation into the Curriculum, such songs or characters shall be the Intellectual Property of Company. As to all intellectual property rights of PEC developed prior to PEC’s capital contribution or hereafter developed, which are intended to be used in the Business or incorporated into the Curriculum, PEC hereby grants a royalty free license to the Company until there is a Change of Control of the Company; provided, however, that (i) if aggregate ownership percentage of the Partners drops below 50% of all outstanding Units at any time, PEC shall be entitled to receive royalties for such intellectual property at a discounted rate, which discount shall be a reasonable discount based on industry standards, and (ii) if aggregate ownership percentage of the Partners drops below 30% of all outstanding Units at any time, PEC shall be entitled to receive royalties based on the fair market value of such rights in the industry.

“Joint Venture Agreement” means that certain Joint Venture Agreement between the Initial Members of even date herewith.

“Majority In Interest” of the Members means a Member or Members who own, in the aggregate, in excess of fifty percent (50%) of the total outstanding Units.

“Member Nonrecourse Debt” has the meaning set forth in Treas. Reg. ss. 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treas. Reg. ss. 1.704-2(i)(3) with respect to “partner minimum gain.”

“Member Nonrecourse Deductions” has the meaning set forth in Treas. Reg. ss. 1.704-2(i)(2) for the phrase “partner nonrecourse deductions.”

“Members” has the meaning set forth in the recitals hereto.

“Membership Interest” means a Member’s allocable share of the Company’s Net Profits and Net Losses, the Member’s allocable share of other items of income and deductions and voting and management participation rights as described herein and the Member’s rights to receive distributions from the Company, together with all obligations of such Member to comply with the provisions of this Agreement. Membership Interests shall be represented by Units.

“Moral Rights” shall mean any right of paternity or integrity, any right to claim authorship, to object to or prevent any distortion, mutilation or modification of, or other derogatory action in relation to the subject work whether or not such would be prejudicial to the author’s honor or reputation, to withdraw from circulation or control the publication or distribution of the subject work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral” right.

“Net Profits” and “Net Losses” means the book income, gain, loss, deductions, and credits of the Company in the aggregate or separately stated, as appropriate, for any relevant period (excluding special allocations in accordance with Section 5.2 hereof).

“Nonrecourse Deductions” has the meaning set forth in Treas. Reg. ss. 1.704-2(b)(1).

“Nonrecourse Liabilities” has the meaning set forth in Treas. Reg. ss. 1.704-2(b)(3) and 1.752- 1(a)(2).

“Offered Interest” has the meaning assigned to it in Section 6.1.1 hereof.

“Option” means each of (i) the options granted pursuant to the Incentive Plan (as defined in Section 3.2.1) and (ii) any other equity incentive plan or option duly adopted or approved by the Board of the Company that provides for the issuance of options to acquire Membership Interests.

“Percentage Interest” means the quotient of (i) the number of Units held by a Member divided by (ii) the total number of issued and outstanding Units. The Percentage Interest of each Member is set forth opposite such Member’s name on Appendix A attached hereto, as amended from time to time. At all times, the aggregate Percentage Interests of all of the Members shall be equal to one hundred percent (100%).

“Permitted Disposition” shall mean a Disposition by a Member (i) in the case of a Member that is a natural person, by gift to his or her spouse or to the siblings, lineal descendants, or parents of such Member or his or her spouse or to any trust, partnership, limited liability company or other entity of which such person or persons are the sole beneficiaries, provided, that with respect to all such Dispositions by an Existing Member, voting power of such Units, if any, is retained by one or more of the persons enumerated in this clause (i); (ii) in the case of any Member that is a trust, to a successor trustee or trustees of any trust established for one or more of the persons specified in clause (i) above; (iii) upon death of a Member who is a natural person to such Member’s heirs, executors, administrators, testamentary trustees, legatees or beneficiaries; (iv) upon termination of employment or pursuant to agreements approved by the Management Committee permitting the Company to repurchase Units, to the Company or any designee or assignee thereof selected by the Management Committee; or (v) to secure an obligation of the Company, including but not limited to, a pledge of such Member’s Units in favor of one or more lenders providing loans and/or other advances of credit to the Company, and any subsequent Disposition of such Units upon a foreclosure sale or other exercise of rights and remedies by such lender or lenders, or by an agent or representative acting on behalf of such lender or lenders.

“Permitted Transferee” means the transferee of a Permitted Disposition.

“Person” means any individual or Entity.

“Qualified Public Offering” means an underwritten public offering of Company equity securities pursuant to an effective registration statement under the Securities Act.

“Reserved Units” is defined in Section 4.1.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

“Supermajority Vote” means the affirmative vote of at least 90% of the members of the Board (rounded up to the nearest whole number) or the Members, as the case may be.

“Tax Matters Member” has the meaning set forth in Section 9.2 hereof.

“Third Party Members” means those Persons listed on Appendix A who are not also Initial Members or Affiliates of Initial Members.

“Transferring Member” has the meaning set forth in Section 6.1.1 hereof.

                “Units” means the voting units of the Company.

“Voting Percentage Interest” means the quotient of (i) the number of voting Units held by a Member divided by (ii) the total number of issued and outstanding voting Units. At all times, the aggregate Voting Percentage Interests of all of the Members shall be equal to one hundred percent (100%).

1.2              Directly Or Indirectly. Any provision of this Agreement which refers to an action which may be taken by any Person, or which a Person is prohibited from taking, shall include any such action taken directly or indirectly by or on behalf of such Person, including by or on behalf of any Affiliate, partner or agent of such Person.

1.3              Captions. All captions in this Agreement are inserted for reference only and are not to be considered in the construction or interpretation of any provision hereof.

1.4              Interpretation. In the event any claim is made by any Person relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Person or its counsel.

1.5              References To This Agreement. References to numbered or lettered articles, sections, and subsections refer to articles, sections, and subsections, respectively, of this Agreement unless otherwise expressly stated. All references to this Agreement include, whether or not expressly referenced, the Appendices attached hereto.

ARTICLE II
ORGANIZATION

2.1              General. If not filed prior to execution of this Agreement, the Board shall cause the Articles of Organization to be filed with the California Secretary of State promptly following execution of this Agreement.

2.2              Business Purpose. The Business Purpose of the Company shall be to, directly or indirectly, through any means of dissemination as determined to be desirable by the Board or Management, provide the Curriculum for teachers, parents and caregivers for the purpose of promoting school readiness for children aged 0-5 using music-based instruction (the “Business”).

2.3              Name And Address Of The Company. The business of the Company shall be conducted under the name “Circle of Education, LLC,” and its initial principal executive office shall be located at the following address: 5820 Oberlin Drive, Suite 203, San Diego, California 92121. The Board shall file any fictitious name certificates and similar filings, and any amendments thereto, that the Board considers appropriate or advisable.

2.4              Term. The term of this Agreement shall be coterminous with the period of duration of the Company as provided in the Articles, which is from the date of the filing of the Articles until the Company is dissolved in accordance with Article XI hereof.

2.5              Required Filings. The Board shall cause to be executed, filed, recorded and/or published such certificates and documents as may be required by this Agreement or by law in connection with the formation and operation of the Company.

2.6              Registered Agent. The Company’s initial registered agent shall be as provided in the Articles. The registered agent may be changed from time to time by the Board by causing the filing of the name of the new registered agent in accordance with the Act.

ARTICLE III
MEMBERS AND MEMBERSHIP INTERESTS

3.1              Initial Members; Additional Members. The initial Members of the Company are as set forth and identified as such on Appendix A attached hereto. The Board may in its sole discretion admit Additional Members to the Company and cause the Company to issue Units to any such Additional Member or any current Member; provided, however, that (a) no more than a total 50,000,000 Units of the Company may be issued to all Members, and (b) the first Units sold in any offering shall be the Reserved Units. The Members acknowledge that, except as otherwise provided in this Section 3.1, the admission of such new Members or the issuance of additional Membership Interests to pre-existing Members may dilute the Percentage Interests of the Members and the Percentage Interests represented by Membership Interests that may be acquired upon exercise of rights granted pursuant to an Option.  If at any time or from time to time after the Articles are filed, the Company issues or sells Units to Third Party Members, then and in each such case, the Initial Members shall be issued a number of additional Units necessary to maintain their respective Percentage Interests in the Company at not less than 20% in the case of PEC and 10% in the case of Ritblatt, which percentage shall be reduced by sales made by the respective Initial Member, or its or her successors in interest, of Units held by such Initial Member.

                     3.2              Options.

3.2.1 The Board may in its sole discretion establish one or more incentive membership interest plans for up to an aggregate of 2,000,000 Units (each an “Incentive Plan”) whereby the Company may grant certain employees, consultants and indepedent contractors of the Company the option to purchase Units after the execution of this Agreement on terms and conditions set forth in the Incentive Plan as determined in the sole discretion of the Board.

3.2.2 The Members hereby consent to, and no separate approval of the Board shall be required in connection with, the future admission of any Person satisfying the terms of each Option as a Member of the Company upon valid exercise of Options granted pursuant to any Incentive Plan subject to the other provisions of this Agreement. Each of the Members acknowledges that the Options granted pursuant to any Incentive Plan provide each of the Option holders with the right to exercise its Option and upon the exercise thereof to obtain Units of the Company (in the amount provided for in the Option, subject to dilution in the event the Company issues additional Units after the date of issuance of such Options). Upon the exercise of any such Option, the exercising Member’s Capital Account shall be credited with the exercise price paid upon the exercise of the Option, and each other Member’s Capital Account shall be restated in accordance with Treas. Reg. ss. 1.704-(1)(b)(2)(iv)(f).

3.3              Representations And Warranties. Each Member represents and warrants to the Company and to the other Members that (i) it is acquiring its Membership Interest for investment purposes for its own account and not with a view to or for resale in connection with any distribution of all or any part of the Membership Interests in violation of the Securities Act; (ii) with respect to Members residing or with a legal presence in the United States, it (or each of its equity owners) is either (A) an “accredited investor” as defined in Rule 501(c) promulgated under the Securities Act, and as such has the financial ability to bear the economic risk of its investment in the Company, has adequate means of providing for its current needs and contingencies, and has no need for liquidity with respect to its investment in the Company or (B) a consultant or employee of the Company eligible to participate in the Company’s Incentive Plan and to acquire the Membership Interest pursuant to Rule 701 of the Securities Act; (iii) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company and has obtained, in its judgment, sufficient information regarding the Company’s business and prospects to evaluate the merits and risks of its investment; (iv) in making its decision to purchase its Membership Interest, it has been advised by its business, tax, and legal advisers and is not relying on the Company or the other Members with respect to the business, tax or legal considerations involved in its investment; (v) it understands and agrees that it must bear the economic risk of its investment for an indefinite period of time because, among other reasons, Membership Interests have not been registered under the Securities Act or under the securities laws of certain states and, therefore, cannot be resold, assigned, or otherwise Disposed of unless it is registered under the Securities Act and qualified under applicable securities laws of such states or an exemption from such registration and qualification is available; (vi) if an Entity (a) it is duly formed, validly existing, and in good standing under the laws of its jurisdiction of organization and is duly qualified and in good standing in each other jurisdiction where the nature of its business requires such qualification, except where the failure to do so would not have a material adverse effect on it or the Company; (b) it has full power and authority to enter into this Agreement and to perform its obligations hereunder and all corporate (if applicable) and other actions necessary for its due authorization, execution, delivery, and performance of this Agreement have been duly taken; (c) the authorization, execution, delivery, and performance of this Agreement by it do not and will not conflict with any other agreement or arrangements to which it is a party or by which it is bound; and (vii) this Agreement constitutes a valid and binding agreement of such Member, enforceable against it in accordance with its terms.

3.4              Voting Rights; Approval Required. The Members shall not be entitled to vote on or consent to any matter affecting the Company except as specifically provided in this Agreement or in the Act. Except as otherwise specifically provided in this Agreement or in the Act, the vote, consent or approval of a Majority in Interest of the Members shall be required as to all matters as to which the vote, consent or approval of the Members is required or permitted under this Agreement or in the Act.

3.5              Meetings Of Members.

3.5.1 No annual or regular meeting of the Members as such shall be required; if convened, however, meetings of the Members may be held at such date, time, and place within the County of San Diego, State of California as the Board may fix from time to time. At any meeting of the Members, the Chairperson of the Board shall preside at the meeting and shall appoint another Person to act as secretary of the meeting. The secretary of the meeting shall prepare written minutes of the meeting, which shall be maintained in the books and records of the Company.

3.5.2 A meeting of the Members may be called at any time by the Board, or by any Member or Members who own a number of Units equal to at least ten percent (10%) of the total outstanding Units, for the purpose of addressing any matter on which the vote, consent, or approval of the Members is required or permitted under this Agreement.

3.5.3 Notice of any meeting of the Members shall be sent or otherwise given by the Board to the Members in accordance with this Agreement not less than twenty (20) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and the general nature of the business to be transacted. Except as the Members may otherwise agree (or may be deemed to have agreed under Section 3.5.4 hereof), no business other than that described in the notice may be transacted at the meeting.

3.5.4 Attendance in person of a Member at a meeting shall constitute a waiver of notice of that meeting, except when the Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not duly called or convened and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the meeting; failure to expressly object prior to the end of a meeting shall constitute the deemed agreement of the Members attending that the business transacted at the meeting was valid despite the absence of a description of such business in a notice of meeting. Neither the business to be transacted nor the purpose of any meeting of Members need be specified in any written waiver of notice. The Members may participate in any meeting of the Members by means of telephone or similar means as long as all Members participating can hear one another. A Member so participating shall be deemed to be present in person at the meeting.

3.5.5 Except where a Supermajority Vote is required, any action that can be taken at a meeting (whether or not properly noticed) of the Members may be taken without a meeting if a consent in writing setting forth the action so taken is signed and delivered to the Company within sixty (60) days of the record date for that action by Members representing not less than the minimum Percentage Interest necessary under this Agreement to approve the action at a duly noticed and convened meeting. The Board shall notify Members of all actions taken by such consents, and all such consents shall be maintained in the books and records of the Company.

3.6              Disposition Of Interests.

3.6.1 No Member shall, voluntarily or involuntarily, Dispose of all or any part of its Membership Interest in violation of the provisions of this Agreement. Any attempted Disposition of a Membership Interest, or any part thereof, in violation of this Section 3.6.1 or Article VI shall be, and hereby is declared, null and void ab initio. The Company or the Member as appropriate, shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law). No Disposition of a Member’s Membership Interest, whether consented to or otherwise, shall result in the dissolution of the Company on account of the Disposing Member ceasing to be a Member of the Company.

3.6.2 Notwithstanding the provisions of Article VI but subject to Section 3.8, provided that the other requirements of this Agreement are complied with in connection with a proposed Disposition of Units by a Member, and provided that the Disposing Member purports to grant the Person to which the Units are Disposed the right to be admitted as a Member, such Person shall have the right to be so admitted hereunder, provided further that, except in the case of a Permitted Disposition described in clause (v) of the definition thereof, the Board receive a document (i) executed by both the Member effecting such Disposition and the Person to which such Units are being Disposed, (ii) including the notice and payment address and facsimile number of the Person to be admitted to the Company as a Member and the written acceptance by such Person of all the terms and provisions of this Agreement and an agreement by such Person to perform and discharge timely all of the obligations and liabilities in respect of the Units being acquired, (iii) setting forth the number of Units being Disposed of and the number of Units being retained and the Person to which the Units are being Disposed, which together shall equal the total number of Units held by the Member effecting such Disposition prior thereto, (iv) containing a representation and warranty by the Member effecting the Disposition and the Person to which such Units are being Disposed to the effect that such Disposition was made in accordance with all laws and regulations, including the Securities Act and any applicable state securities and blue sky laws, applicable to such Member or such Person, as appropriate, (v) containing representations and warranties by the Person to which such Units are being Disposed that are substantially equivalent to those contained in Section 3.3 hereof, and such other representations and warranties as the Board may reasonably determine are necessary or appropriate in connection with such Disposition, and (vi) setting forth the effective date of the Disposition.

3.7              Amendment Of Agreement To Reflect New Members. If a Person is to be admitted to the Company as an Additional Member as provided in this Agreement, Appendix A attached hereto shall be amended to set forth such Person’s name, address, amount in such Person’s Capital Account, the number of Units held by such Person and the Percentage Interest held by such Person and each other Member.

3.8              Interest In Member. Notwithstanding any provision of Section 3.6 authorizing the Disposition of Units, without the prior approval by a Supermajority Vote of the Board of Managers, no Member shall Dispose of all or any part of its Membership Interest, or cause or permit an interest, direct or indirect, in itself to be Disposed of, in such a manner, in either case, that after the Disposition the Company would be considered to be a publicly traded partnership within the meaning of Section 7704 of the Code; provided, however, that this clause shall have no further force or effect following a Qualified Public Offering of Units.

3.9              No Resignation Or Removal. Except as otherwise specifically provided in this Agreement and other than with respect to a Disposition of Units permitted hereby, a Member does not have the right or power to resign or withdraw from the Company as a Member and shall be entitled to do so only with the approval of the Board. A Member also may not be removed or expelled as a Member, except upon the Disposition of the Member’s entire Membership Interest in a manner not prohibited by this Agreement.

3.10              No Liability To Third Parties. Except as expressly set forth in this Agreement or required by the Act, no Member shall have any personal obligation for any liabilities of the Company, whether such liabilities arise in contract, tort or otherwise. No Member nor any of its representatives on the Board shall be liable to the other Members, their respective representatives on the Board or the Company for errors in judgment or for any actions taken in connection with or relating to the Company, including for its own simple, full, partial or concurrent negligence, unless constituting gross negligence, bad faith, fraud, willful misconduct or material breach of the provisions of this Agreement.

3.11              Rights Of Transferees. In the event the Company is required to recognize the validity of a Disposition notwithstanding the provisions of this Article III to the contrary, the transferee of a Membership Interest who has not been admitted as a Member of the Company in accordance with this Article III shall be entitled only to allocations and distributions with respect to such Membership Interest as provided in this Agreement, but shall have no right to any information or accounting of the affairs of the Company, or to inspect the books or records of the Company, and shall not have any rights of a Member under the Act or this Agreement. Notwithstanding anything herein to the contrary, the Permitted Transferee of a Permitted Disposition under clause (v) of the definition thereof shall be entitled to all the rights of a Member hereunder and under the Act.

3.12              Transactions With The Company. Subject to any limitations set forth in this Agreement and with the prior approval of the Board, a Member may lend money to and transact other business with the Company provided that the terms and conditions of any such transaction shall be on such standard commercial terms as are offered by third parties rendering similar quality goods or services on comparable transactions as an on-going activity in the same geographical area and any compensation or price payable to the Member shall not exceed that prevailing in arm’s length transactions. Subject to other applicable law, such Member has the same rights and obligations with respect thereto as a Person who is not a Member.

3.13              Members Are Not Agents. Pursuant to Article VII and the Articles, the management of the Company is vested in the Board. No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any Member in such capacity bind or execute any instrument on behalf of the Company.

ARTICLE IV
CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

4.1              Capital Contributions.

4.1.1 Concurrently with the execution of this Agreement, (i) each Member’s Capital Account shall be in the amount shown opposite such Member’s name on Appendix A attached hereto, and (ii) the Company shall issue each Member the number of Units set forth opposite such Member’s name on Appendix A attached hereto; provided, however, that it is specifically acknowledged that the Capital Contribution of PEC is valued at 75% of the total Capital Contributions of the Initial Members notwithstanding that it’s Percentage Interest does not reflect such valuation, and that the Voting Percentage Interest and Membership Interest of PEC shall be based on 75% until such time as Third Party Members are admitted to the Company, at which time it shall be adjusted to reflect the actual Percentage Interest of PEC in all outstanding Units plus any unissued portion of the Reserved Shares until the remaining Reserved Units are issued to PEC as provided in this paragraph.  It is further acknowledged and agreed that 5,000,000 Units which would otherwise have been issued to PEC and which are reflected in the value of its Capital Contribution but not in the number of Units reflected on Appendix A shall be held in reserve by the Company for sale to existing or Additional Members, said Units to be referred to herein as the “Reserved Units.”  Upon the two-year anniversary of the Effective Date or an earlier Change of Control of the Company, the Reserved Units or any remaining portion thereof shall be issued to PEC without further consideration, and, upon such issuance, PEC’s voting rights, rights of distribution, allocations of profits and losses and all other such rights and allocations shall be based upon its actual Percentage Interest in the Company. Such issuance by the Company shall be reflected by an appropriate entry on the Company’s books and records. PEC acknowledges and agrees that it shall not be entitled to any other assets of the Company, other than by way of distribution based upon ownership of the Reserved Units following issuance thereto, to recover the full value of its initial Capital Contribution to the Company. All Capital Contributions by the Members made after the date hereof shall be paid in cash, by certified check or wire transfer of immediately available funds to a bank or custodial account established for the Company by the Board, or, if approved by the Board, in other property with a net fair market value established by the Board, and shall be reflected by an appropriate entry on the Company’s books and records and on Appendix A attached hereto. Notwithstanding the foregoing, all Capital Contributions made as a result of the exercise of an Option shall be in accordance with the terms of the applicable Incentive Plan.

4.1.2 No Member shall be required to make any additional Capital Contributions. To the extent approved by the Board, from time to time, the Members may be permitted to make additional Capital Contributions if and to the extent they so desire, and if the Board determines that such additional Capital Contributions are necessary or appropriate for the conduct of the Company’s business. In that event, the Members shall have the opportunity, but not the obligation, to participate in such additional Capital Contributions on a pro rata basis in accordance with their Percentage Interests. Each Member shall receive a credit to his or her Capital Account in the amount of any additional capital contributed in cash (or the fair market value of any non-cash contribution) which he or she contributes to the Company. Immediately following such Capital Contributions, the Percentage Interests shall be adjusted by the Board through issuances of additional Units as may be necessary to reflect the new relative proportions of the Capital Accounts of the Members, taking into consideration any adjustments to the Capital Accounts made in accordance with the provisions of Tres. Reg. ss. 1.704-1(b)(2)(iv)(f). The fair market value of any non-cash contribution shall be determined in good faith by Supermajority Vote of the Board members.

4.2           No Return Of Capital Contribution; No Interest. Except as otherwise specifically provided in this Agreement, a Member shall not be entitled to demand or receive the return of all or any portion of the Member’s Capital Contribution or to be paid interest in respect of either its Capital Account or Capital Contribution. Under circumstances permitting or requiring a return of a Member’s Capital Contribution, the Member shall have no right to receive property other than cash. No Member shall be required to contribute or to lend any money or property to the Company to enable the Company to return any other Member’s Capital Contribution.

4.3            Capital Accounts. The Company shall establish on its books and maintain for each Member a separate Capital Account. The initial Capital Accounts of the Members as of the date of this Agreement are as set forth on Appendix A attached hereto. Each Member’s Capital Account (a) shall be increased by (i) the amount of any additional Capital Contributions made by such Member pursuant to Section 4.1.2 hereof and (ii) allocations to that Member of Net Profit or other items of Company book income and gain, including income and gain exempt from tax and income and gain described in Treas. Reg. ss. 1.704-1(b)(2)(iv)(g) and (b) shall be decreased by (i) the amount of money distributed to that Member by the Company, (ii) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that such Member is deemed to assume under section 752 of the Code), (iii) allocations to that Member of expenditures of the Company described in section 705(a)(2)(B) of the Code, and (iv) allocations of Net Loss and other items of Company book loss and deduction, including loss and deduction described in Treas. Reg. ss. 1.704-1(b)(2)(iv)(g), but excluding items described in clause (b)(iii) of this sentence. The Capital Accounts shall also be maintained and adjusted as permitted by the provisions of Treas. Reg. ss. 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treas. Reg. ss. 1.704-1(b)(2)(iv) and 1.704-1(b)(4). On the transfer of all or part of a Membership Interest, the Capital Account of the transferor that is attributable to the transferred Membership Interest or part thereof shall carry over to the transferee in accordance with the provisions of Treas. Reg. ss. 1.704-1(b)(2)(iv)(1).

4.4              No Obligation To Restore Deficits. No Member shall have any liability or obligation to the Company, the other Members or any creditor of the Company to restore at any time any deficit balance in such Member’s Capital Account.

ARTICLE V
ALLOCATIONS AND DISTRIBUTIONS

5.1              Allocation Of Net Profits And Net Losses; Capital Accounts. The Members agree to treat the Company as a partnership for federal, state, and local income tax purposes and shall file all tax returns in a manner consistent with such treatment until such time as the Board, by a Supermajority Vote, approves taxation of the Company as a corporation or permits a transaction which would cause the Company to be treated as a publicly traded partnership. Subject to 5.2 hereof, the Company’s Net Profits and Net Losses with respect to any fiscal year shall be allocated as follows:

(a) Net Profits shall be allocated as follows:

(i) An amount of Net Profits up to the excess of (x) all Net Losses previously allocated to the Members pursuant to Section 5.1(b) hereof over (y) all Net Profits previously allocated to the Members pursuant to this Section 5.1(a)(i) shall be allocated to each Member in proportion to its share of such excess of (x) over (y); and

(ii) Any remaining Net Profits shall be allocated to the Members in proportion to their Percentage Interests.

(b) Net Losses shall be allocated to the Members in proportion to their Percentage Interests.

5.2              Other Allocation Provisions.

5.2.1 If there is a net decrease in Company Minimum Gain for a fiscal year, then there shall be allocated to each Member items of income and gain for that year equal to that Member’s share of the net decrease in Company Minimum Gain (within the meaning of Regulation ss. 1.704-2(g)(2)), subject to the exceptions set forth in Regulation ss. 1.704-2(f)(2), (3), and (5); provided, that if the Company has any discretion as to an exception set forth pursuant to Regulation ss. 1.704-2(f)(5), the Tax Matters Member may exercise such discretion on behalf of the Company. In the event that the application of the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members, the Tax Matters Member may request that the Commissioner of the Internal Revenue Service waive the minimum gain chargeback requirement pursuant to Regulation ss. 1.704-2(f)(4). The foregoing is intended to be a “minimum gain chargeback” provision as described in Regulation ss. 1.704-2(f) and shall be interpreted and applied in all respects in accordance with that regulation.

If during a fiscal year there is a net decrease in Member Nonrecourse Debt Minimum Gain, then, in addition to the amounts, if any, allocated pursuant to the preceding paragraph, any Member with a share of that Member Nonrecourse Debt Minimum Gain (determined in accordance with Regulation ss. 1.704-2(i)(5)) as of the beginning of the fiscal year shall, subject to exceptions in Regulation ss. 1.704-2(i)(4) (provided, that if a limited liability company has any discretion as to an exception set forth pursuant to Regulation ss. 1.704-2(i)(4), the Tax Matters Member may exercise such discretion on behalf of the Company), be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain. In the event that the application of the Member Nonrecourse Debt Minimum Gain chargeback requirement would cause a distortion in the economic arrangement among the Members, the Tax Matters Member may request that the Commissioner of the Internal Revenue Service waive the minimum gain chargeback requirement pursuant to Regulation ss.ss. 1.704-2(f)(4) and 1.704-2(i)(4). The foregoing is intended to be the “chargeback of partner nonrecourse debt minimum gain” required by Regulation ss. 1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with that Regulation.

5.2.2 If during any fiscal year a Member unexpectedly receives an adjustment, allocation or distribution described in Regulation ss. 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in the Member’s Adjusted Capital Account, there shall be allocated to the Member items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit. The foregoing is intended to be a “qualified income offset” provision as described in Regulation ss. 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with that Regulation. A Member’s “Adjusted Capital Account,” at any time, shall equal the Member’s Capital Account at such time (x) increased by the sum of (A) the amount of the Member’s share of Company Minimum Gain (as defined in Regulation ss. 1.704-2(g)(1) and (3)) and (B) the amount of the Member’s share of Member Nonrecourse Debt Minimum Gain (as defined in Regulation ss. 1.704-2(i)(5)), and (y) decreased by reasonably expected adjustments, allocations and distributions described in Regulation ss.ss. 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

5.2.3 If any Member has a deficit in its Adjusted Capital Account, such Member shall be specially allocated items of Company income and gain in the amount of such deficit as rapidly as possible, provided that an allocation pursuant to this Section 5.2.3 shall be made if and only to the extent that such Member would have a deficit to its Capital Account after all other allocations provided for in this Agreement have been tentatively made as if this Section 5.2.3 were not in this Agreement.

5.2.4 Notwithstanding anything to the contrary in this Article V, Company losses, deductions, or section 705(a)(2)(B) expenditures that are attributable to a particular Member Nonrecourse Debt shall be allocated to the Member(s) that bears the economic risk of loss for the liability in accordance with Regulation ss. 1.704-2(i).

5.2.5 Notwithstanding any provision of Section 5.1 above, no allocation of Net Losses shall be made to a Member if it would cause the Member to have a negative balance in its Adjusted Capital Account (except pursuant to the last sentence of this Section 5.2.5). Allocations of Net Losses that would be made to a Member but for this Section 5.2.5 shall instead be made to other Members pursuant to Section 5.1 above, as applicable, to the extent not inconsistent with this Section 5.2.5. To the extent allocations of Net Losses cannot be made to any Member because of this Section 5.2.5, such allocations shall be made to the Members in accordance with Section 5.1 above, as applicable.

5.2.6 To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to Sections 5.2.2 or 5.2.5 above and such allocation is inconsistent with the way in which the same amount otherwise would have been allocated under Section 5.1 above, as applicable, subsequent allocations under Section 5.1 above, as applicable, shall be made, to the extent possible and without duplication, in a manner consistent with Sections 5.2.1, 5.2.2, 5.2.3, 5.2.4 and 5.2.5 above which reverse the effect of all such inconsistent allocations under Sections 5.2.2 or 5.2.5 above.

5.2.7 Solely for the purpose of adjusting the Capital Accounts of the Members, and not for tax purposes, if any property is distributed in kind to any Members, the difference between its fair market value as determined by the Board in good faith and its book value at the time of distribution shall be treated as gain or loss recognized by the Company and allocated pursuant to the provisions of Section 5.1 above.

5.2.8 Except to the extent otherwise required by the Code and Regulations, if a Membership Interest or part thereof is transferred in any fiscal year, the items of income, gain, loss, deduction and credit allocable to such Membership Interest for such fiscal year shall be apportioned between the transferor and the transferee in proportion to the number of days in such fiscal year such Membership Interest is held by each of them, except that, if the transferor and transferee agree between themselves and so notify the Board within thirty (30) days after the transfer, then, at their option and expense, (i) all items or (ii) extraordinary items, including capital gains and losses, may be allocated to the Person who held such Membership Interest on the date such items were realized or incurred by the Company.

5.2.9 Any allocations made pursuant to this Article V shall be made in the following order:

(i)                Section 5.2.1;
(ii)               Section 5.2.2;
(iii)              Section 5.2.3;
(iv)              Section 5.2.4;
(v)               Section 5.2.6; and
(vi)              Section 5.1

The provisions of this Section 5.2.9 shall be applied as if all distributions and allocations were made at the end of the fiscal year. If any provision is dependent on the Capital Account of any Member, that Capital Account shall be determined after the operation of all preceding provisions for the fiscal year. These allocations shall be made consistently with the requirements of Regulation ss. 1.704-2(j).

5.3              Allocations For Income Tax Purposes. The income, gains, losses, deductions and credits of the Company for federal, state and local income tax purposes shall be allocated in the same manner as the corresponding items (including all items entering into the computation of Net Profits and Net Losses) were allocated pursuant to Sections 5.1 and 5.2 above and Article IX hereof; provided, that solely for federal, local and state income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to property properly carried on the Company’s books at a value other than its tax basis shall be allocated in accordance with the requirements of Code Section 704(c) and Regulation ss.1.704-3.

5.4              Distributions.  Subject to Section 11.2 below, the Company may periodically distribute Distributable Cash to the Members with the amount and timing of such distributions to be determined by the Board. Except as provided in Section 4.1.1 and Article XI hereof, all distributions of cash shall be made to the Members in proportion to their respective Percentage Interests.

5.5              Form Of Distributions. A Member has no right to demand or receive any distribution from the Company in any form other than cash. Likewise, except in connection with the dissolution of the Company and as provided in Section 11.2.1 hereof, no Member shall be compelled to accept from the Company a distribution of any asset in kind.

5.6              No Limitations On Distributions.  No distribution provided for herein shall be limited by the Act.

ARTICLE VI
RESTRICTIONS ON TRANSFER

6.1              Rights of First Refusal.

6.1.1 Bona Fide Offer; Options to Purchase.  If a Member other an Initial Member (the “Transferring Member”) decides to Transfer all or any part of its Membership Interest (the “Offered Interest”) pursuant to a bona fide third-party offer, the Transferring Member shall give written notice to the Company setting forth in full the terms of such offer and the identity of the offeror prior to making any sale of the Offered Interest. Within fifteen (15) days of receipt of such notice, the Company shall send a copy of the notice to each other Member. The Initial Members, the Company and the remaining Members shall then have the following rights of purchase:

(i)   The Initial Members, pro rata in accordance with the ratio of their Membership Interests, shall then have the right and option, for a period ending fifteen (15) business days following receipt of the written notice from the Company (the “Initial Option Period”), to elect to purchase all or part of the Offered Interest at the purchase price and upon the terms specified in such bona fide offer.  To the extent either Initial Member does not exercise its option described in the foregoing sentence, the remaining Initial Member may purchase all or part of the Offered Interest not purchased by such Initial Member.

(ii)           Any portion of the Offered Interest not purchased by the Initial Members pursuant to subparagraph (i), may then be purchased by the Company within fifteen (15) business days following the expiration of the Initial Option Period (the “Company Option Period”) at the purchase price and upon the terms specified in the bona fide offer.

(iii)           Any portion of the Offered Interest not purchased by the Initial Members or the Company pursuant to subparagraphs (i) and (ii) may then be purchased by the remaining Members pro rata in accordance with the ratio of their Percentage Interests for a period ending fifteen (15) business days following expiration of the Company Option Period at the purchase price and upon the terms specified in the bona fide offer.  If the remaining Members do not elect to purchase the entire remaining Offered Interest in the Company, then the Members electing to purchase shall have the right, pro rata in accordance with their prior Percentage Interest in the Company, to purchase the remaining Offered Interest.

The Initial Members, the Company and the remaining Members shall each give written notice of their desire to purchase any portion of the Offered Interest within the applicable time period stated above, indicating the number of Units included in the Offered Interest that he, she or it desires to purchase.  To the extent that the options provided in subparagraphs (i) and (ii) are exercised, the number of Units each other optionee elected to purchase shall be decreased based on the amount previously purchased and, with respect to purchases made pursuant to subparagraph (iii), shall be decreased pro rata to reflect the purchasing Member’s Percentage Interest of the remaining Offered Interest.  Each optionee agrees to use his, her or its best efforts to provide notice prior to the expiration of the applicable option period in order to enable the Transferring Member to complete the sale to the bona-fide party in the event said options are not fully exercised.

6.1.2 Transfer to Proposed Transferee.  If the optionees identified in Section 6.1.1 above do not elect to purchase all of the Offered Interest subject to the rights of first refusal pursuant to this Section 6.1, subject to Section 3.8, the Transferring Member may Transfer all, or the remainder, of the Offered Interest to the original proposed transferee upon the terms set forth in the written notice provided to the Company, whereupon the original proposed transferee shall take and hold the Offered Interest subject to this Agreement and to all of the obligations and restrictions upon the Transferring Member and shall observe and comply with this Agreement and with all such obligations and restrictions.  Any such transfer of the Offered Interest to the original proposed transferee must be consummated within sixty (60) calendar days after the date of the termination of the options provided above.  If no such Transfer is consummated within the sixty (60) calendar day period, then any subsequent proposed Transfer of all or any part of the Transferring Member’s Membership Interest shall once again be subject to the provisions of this Section 6.1.  For purposes of this Section 6.1, any consideration offered for the Offered Interest other than money or an obligation to pay money shall be valued at fair market value, as determined in the good faith reasonable discretion of the Board of Managers, and the monetary amount resulting from such determination shall be included in the purchase price payable by the purchasing Members hereunder.

6.1.3 No Transfer of Right of First Refusal.  The rights of first refusal set forth in this Section 6.1 may not be assigned or transferred.

6.2              Legends On Unit Certificates. All Membership Interests in the Company shall be held through Units evidenced by certificates. All Units shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of California as provided pursuant to Section 8-103 thereof. Each certificate representing Units shall bear legends substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), NOR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS IN RELIANCE ON EXEMPTIONS THEREFROM.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT AND THE REGULATIONS PROMULGATED PURSUANT THERETO (UNLESS EXEMPT THEREFROM) AND COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND REGULATIONS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FURTHER RESTRICTIONS ON TRANSFER, ALL AS SET FORTH IN THE OPERATING AGREEMENT OF THE COMPANY, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

ARTICLE VII
MANAGEMENT AND OPERATION

7.1              Management. Except for matters as to which this Agreement specifically reserves to the Members the authority to act, or to grant or withhold their consent or approval of an action, the Board shall have full, complete, and exclusive authority to manage and control the business, affairs, and properties of the Company, to make all decisions regarding the same and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

7.2              Board of Managers.

7.2.1 The Initial Members hereby appoint a Board of Managers of the Company, whose responsibilities shall consist of the matters specifically described in this Agreement as requiring the consent or approval of the Board. The Board shall at all times consist of not more than five (5) directors, and, unless otherwise provided herein, all actions to be taken by the Board will require the affirmative vote of a majority of the members of the Board then in office. The members of the Board shall consist of three (3) individuals appointed by PEC (“PEC directors”), one (1) individual appointed by Ritblatt (“Ritblatt director”), and, upon issuance of Units representing a minimum of 20% of all outstanding Units upon issue to the first Additional Member pursuant to Section 3.1 or Section 3.2, one (1) individual appointed by the mutual agreement of PEC and Ritblatt which director shall possess such character, experience and know-how as will be beneficial to the Company.  The initial individuals serving on the Board are set forth in Appendix B attached hereto. Any individual on the Board may resign for any reason. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective. An individual on the Board may be removed only by the Member that appointed such individual. If a vacancy should occur in a director position (through death, removal, resignation or otherwise), then such vacancy shall be filled by the Member that appointed the position vacated. None of the Board members shall be compensated by the Company for their services on the Board.  The Initial Members shall be mindful of the duties and obligations of the members of the Board and exercise good judgment in the appointment or removal of directors.  In the event the Board shall delegate any of its responsibilities to a committee of the Board, the proportion of PEC directors and Ritblatt directors shall be no less than two to one (2-1).  However, notwithstanding the foregoing or the other provisions of this Section 7.2, the failure of any Initial Member to appoint a director which that Initial Member is entitled to appoint shall not limit the right of the Board of Managers to carry on the business of the Company.

7.2.2  Notwithstanding the foregoing, at such time as either Initial Member Disposes of all of its Membership Interest in the Company, a directorship which would otherwise have been filled by such Initial Member as described in Section 7.2.1 shall be vacant unless and until filled by the vote of a Majority in Interest of the Members.

7.2.3 The Board shall meet at least four (4) times per fiscal year of the Company, with a minimum of one (1) meeting per fiscal quarter.  Meetings of the Board will be convened at the written request of any director or upon thirty (30) days prior written notice from an Initial Member.  Each member of the Board shall be entitled to cast one (1) vote on each resolution to be voted upon.   At every meeting of the Board, the presence of a majority of the Board consisting of at least two (2) PEC directors and one (1) Ritblatt director, subject to Section 7.2.2 above, shall constitute a quorum for the transaction of business at the meeting, and the affirmative vote of a majority of the representatives then in office shall be necessary for the adoption of any resolution, the making of any decision, the delegation of any authority or the taking of any action by the Board, provided that the following transactions must be approved by (a) a Supermajority Vote of the Members so long as the combined Percentage Interest of the Initial Members is more than 50%, or (b) a Majority in Interest of the Members if the combined Percentage Interest of the Initial Members in the Company is 50% or less:

(i)
(A) Any merger or consolidation, or (B) any divestiture, joint venture, partnership, acquisition or other business combination with, by or of the Company into or with any other Person or form of Entity (“Business Combination”) or reorganization of the Company (including but not limited to an Article VIII conversion);

(ii)	Any material changes in the Business of the Company, including but not limited to the expansion of the scope of the Business;

(iii)	Any amendment to the Articles or this Agreement;

(iv)	The removal of any PEC director or Ritblatt director from the Board of Managers except for a removal by the appointing Member;

(v)	Prior to a Qualified Public Offering, any transaction which would result in the Company being taxed as a publicly traded partnership pursuant to Section 7704 the Code; or

(vi)	Dissolution of the Company.

                                       7.2.4 Meetings of the Board may be held at such place or places (within the County of San Diego, State of California) and at such times as shall be determined from time to time by the Chairman of the Board. Notice of regular meetings or special meetings called by the Chairman of the Board shall be give at least fifteen (15) days prior to the date of the meeting.  Special meetings of the Board may be called by an Initial Member on at least thirty (30) days prior written notice to the Chairman of the Board. Except for notice given by an Initial Member, such notice need not state the purpose or purposes of, nor the business to be transacted at such meeting. Notice shall be delivered personally to each of the directors (or the directors who are members of a committee) or personally communicated to them by an officer of the Company by telephone and confirmed in writing by facsimile or email to the current email address of the director, or communicated by overnight courier service (receipt requested), unless waived by each of the directors (or the directors who are members of a committee).  Such notice as above provided shall be considered due, legal and personal notice to the director. Notice shall be transmitted to the last known facsimile number, email address or mailing address of the director as shown on the records of the Company. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by the Chairman. Attendance in person or by proxy of a Board member at a meeting shall constitute a waiver of notice of such meeting, except where a representative attends a meeting for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened. Minutes of all meetings of the Board shall be kept and retained in the records of the Company.

7.2.5  If at any meeting of the Board (or any committee thereof) that has been duly called or noticed, a quorum (as described in Section 7.2.3) is not present, such meeting shall be adjourned and reconvened in two (2) business days, unless such adjournment has been waived by all of the directors (whether or not present at the meeting).  Notice of the revised meeting date shall be given to each director pursuant to the foregoing provisions excluding the number of days of advance notice.  Notwithstanding the provisions of the fourth sentence of Section 7.2.3 above, in the event that at least one director appointed by each Initial Member is not present at such reconvened meeting, such meeting shall be deemed to have a quorum if a majority of the total number of directors is present.  Meetings of the Board (or any committee thereof) shall be delayed only once for lack of participation of the directors appointed by any Initial Member.

7.2.6 The Board shall designate a Chairman. The Chairman shall preside over all meetings of the Board and shall have such other power, authority and responsibility as the Board may, from time to time, delegate to such Chairman. The initial Chairman shall be Mr. Larry Balaban. Mr. Balaban shall serve as Chairman until the members of the Board should appoint a new Chairman by a majority vote.

7.2.7 Any consent or approval reserved by this Agreement to the Board may be taken without a meeting if a unanimous consent in writing, setting forth the action to be taken, is signed by all of the members of the Board. Such consent shall have the same force and effect as the requisite affirmative vote at a duly convened meeting of the Board, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board. Subject to the requirements of this Agreement for notices of meetings, Board members may participate in and hold a meeting of the Board by means of a telephone or video conference or similar communications equipment by means of which all representatives participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a representative participates in the meeting for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business on the ground that the meeting is not properly called or convened.

7.2.8  In the event that any Initial Member’s Units pass to his or her heirs upon death or mental incapacity of the Initial Member, the heirs shall be required to execute this Agreement and shall acquire all of the rights and be subject to all of the obligations of the original Initial Member, including the right to appoint or remove directors to the Board of Managers pursuant to this Section 7.2

7.3              Officers.

7.3.1 Term Of Office. The Board may appoint officers, including but not limited to a  Chief Executive Officer, and may authorize the Chief Executive Officer to appoint officers, to serve for any period of time that they deem appropriate. Each officer shall hold office and perform such duties as may be determined from time to time by the Board or the Chief Executive Officer until he or she shall resign or shall be removed or otherwise be disqualified to serve, or until a successor to such office is appointed upon the expiration of his or her term if a term is specified.  The Chief Executive Officer shall use reasonable endeavors to ensure that appointees have experience and qualifications which are commensurate with the relevant appointment and dismiss employees, including officers, appointed by him in accordance with Board instructions and any applicable laws. The initial Chief Executive officer shall be Mr. Larry Balaban.  Officers appointed pursuant to this Section 7.3.1 may only receive compensation for services to the Company as is standard in the industry for applicable services both in terms of time devoted and character of services.

7.3.2 Removal And Resignation. Any officer may be removed, either with or without cause, by the Board, at any regular or special meeting thereof, or by any officer upon whom such power of removal may be conferred by the Board (subject, in each case, to the rights, if any, of an officer under any contract of employment). Any officer may resign at any time by giving written notice to the Board or to the Chief Executive Officer or the President or Secretary of the Company, without prejudice, however, to the rights, if any, of the Company under any contract to which such officer is a party. Any such resignation shall take effect at the date of the receipt of such notice or at any time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

7.3.3 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Agreement for regular appointments to such office.

7.4              Acts Of Officers As Conclusive Evidence Of Authority. Any note, mortgage, evidence of indebtedness, contract, agreement, certificate (including, without limitation, the Articles), statement, conveyance, or other instrument in writing, and any assignment or endorsement thereof, executed or entered into between the Company and any other Person, when signed by any officer, shall not be rendered invalid as to the Company solely by any lack of authority unless the other Person had actual knowledge that the officer had no authority to execute the same. In this respect, each officer shall be an “authorized person” within the meaning of the Act.

7.5              Payments To Members. Except as authorized by the Board, no Member is entitled to remuneration for services rendered to the Company.

7.6              Nature Of Relationship.

7.6.1 The Board and each officer shall conduct the affairs of the Company in the best interests of the Company and the mutual best interests of the Members, including, without limitation, the safekeeping and use of all Company funds and assets and the use thereof for the benefit of the Company. Each member of the Board and each officer at all times shall act with integrity and in good faith and utilize all reasonable efforts in all activities relating to the conduct of the business of the Company and in resolving conflicts of interest arising in connection therewith.

7.6.2 Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as an agreement by the Company, express or implied, to employ a Member or contract for the services of a Member, to restrict the right of the Company to discharge a Member or cease contracting for the services of a Member or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between the Company and a Member.

7.7              Initial Members’ Right Of Investment. In the event that the Board determines to raise capital through the issuance of debt or equity of the Company, the Company shall first offer the Initial Members the right to make such investment based upon the Percentage Interest pursuant to the terms and conditions of the Joint Venture Agreement.

ARTICLE VIII
CONVERSION TO CORPORATION

8.1              Authority. The Board may, subject to Section 7.2.3(i), either (i) cause the Company to contribute all or substantially all of its assets to a corporation in a transaction qualified under Section 351 of the Code, and thereupon liquidate and dissolve the Company, (ii) elect to have all Members contribute their Units to a corporation, in a transaction qualifying under Section 351 of the Code, as long as the value of the shares of the corporation received by all Members has a value equal to the value of the Units transferred, or (iii) otherwise cause the Company to convert into a corporation, by way of merger, consolidation or otherwise, so long as such conversion does not result in any material liability of any of the Members without their consent and provided that the value of the shares of the corporation received by each Member has a value equal to the value of the Units transferred. Subject to the foregoing, the conversion of the Company or its business into a corporation shall be accomplished pursuant to such terms and in such manner as the Board shall deem appropriate.

8.2              Cooperation By Members. Each Member, as a condition to becoming a Member, hereby agrees to cooperate in whatever way required by the Board to facilitate the conversion of the Company into a corporation as provided in Section 8.1 above.

8.3              Stockholders Agreement. If the Company shall elect to convert into a corporation as provided in Section 8.1 above prior to a Qualified Public Offering (other than in connection with a Qualified Public Offering), the Members shall use all reasonable efforts to negotiate and enter into an agreement containing substantially identical terms and provisions to those set forth herein as such terms and provisions relate to the operation and governance of a closely held non-public corporation.

ARTICLE IX
TAX MATTERS

9.1              Tax Returns. The Company shall prepare or cause to be prepared and filed all necessary federal, state and local income tax returns for the Company. The Company shall furnish to each Member copies of all returns that are actually filed and shall keep them informed of any and all pending or threatened tax proceedings regarding the Company.

9.2              Tax Matters Member. PEC shall be the “tax matters partner” of the Company pursuant to section 6231(a)(7) of the Code (the “Tax Matters Member”). PEC shall take such commercially reasonable actions as may be necessary to cause each other Member to become a “notice partner” within the meaning of section 6231(a)(8) of the Code, shall inform each other Member of all significant matters that may come to its attention in its capacity as the Tax Matters Member, and shall forward to each Member copies of all significant written communications it may receive in such capacity. PEC shall not take any action contemplated by sections 6222 through 6231 of the Code without the consent of the other Members.

9.3              Tax Elections.  The Company shall make the following elections on the appropriate tax returns:

9.3.1  to adopt the calendar year as the Company’s fiscal year;

9.3.2  to adopt an appropriate method of accounting and to keep the Company’s books and records on that method;

9.3.3  if (i) a distribution of Company property as described in Section 734 of the Code occurs or (ii) a transfer of a Membership Interest as described in Section 743 of the Code occurs, an election, in the discretion of the Board, pursuant to Section 754 of the Code, to adjust the basis of the Company properties; and

9.3.4  any other election the Board deems appropriate and in the best interests of the Company and the Members. It is the intent of the Members that the Company be treated as a partnership for federal income tax purposes and, to the extent permitted by applicable law, for state and local franchise and income tax purposes. Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state or local law, and no provision in this Agreement shall be construed to sanction or approve such an election.

9.4              Withholding. With respect to any Member, any tax required to be withheld under Section 1446 or other provisions of the Code, or under state law, shall be treated as a distribution of such cash to such Member or, in the discretion of the Board, as a demand loan to such Member for all purposes of this Agreement.

ARTICLE X
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

10.1              Maintenance Of Books. The books of account for the Company shall be maintained on the accounting basis determined to be appropriate under Section 9.3.2, except that Capital Accounts shall be maintained in accordance with Article IV hereof. The calendar year shall be the accounting year of the Company, unless the Board selects a different accounting year.

10.2              Financial Information; Access.

10.2.1 The Company shall maintain a comparative system of accounts in accordance with generally accepted accounting principles of the United States of America, keep full and complete financial records and shall furnish to the Members within ninety (90) days after the end of each fiscal year, a copy of the consolidated balance sheet of the Company as at the end of such year, together with a consolidated statement of income and retained earnings (net loss) of the Company for such year, audited and certified by independent public accountants of recognized national standing selected by the Board, prepared in accordance with generally accepted accounting principles and practices consistently applied. The Company shall also prepare such other reports as the Board may reasonably request.

10.2.2 The Company shall permit, upon reasonable request and notice and during normal business hours and without undue disruption to the Company’s business, each Member or any employees, agents or representatives thereof, access to such information and records as set forth in and in accordance with Section 17106 of the Act and to examine and make copies of and extracts from the records and books of account of, and visit and inspect the properties of the Company, and to discuss the affairs, finances and accounts of the Company with any of its officers, key employees, attorneys and independent accountants; provided, however, each Member, employee, agent or representative thereof, as the case may be, agrees to hold all information so received in accordance with Section 10.3 hereof.

10.3              Confidentiality. Unless the Board agree otherwise, each Member shall hold in strict confidence any Proprietary Information (as hereinafter defined) it receives regarding the Company, or any Proprietary Information regarding the business or affairs of any other Member in respect of the Company, whether such information is received from the Company, another Member or Affiliate or partner of a Member or another Person for the period commencing on the date of this Agreement and ending on the second anniversary of the date such Member shall no longer be a Member of the Company. “Proprietary Information” means any information that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use, and includes information of the Company, any Member, and any Person with whom the Company or any Member does business; provided, however, that Proprietary Information shall not include (a) information that is or becomes available to the public generally without breach of this Section 10.3; (b) disclosures required to be made by applicable laws and regulations or stock exchange requirements or requirements of the Financial Industry Regulatory Authority (FINRA); (c) disclosures required to be made pursuant to an order, subpoena or legal process; (d) disclosures to members, partners, officers, fiduciaries, directors or Affiliates of such Member (and the members, partners, officers, fiduciaries or directors of such Affiliates), and to auditors, counsel, and other professional advisors to such Persons or the Company (provided, however, that such Persons have been informed of the confidential nature of the information, and, in any event, the Member disclosing such information shall be liable for any failure by such Persons to abide by the provisions of this Section 10.3), or (e) disclosures in connection with any litigation or dispute among the Members and the Company; and provided further than any disclosure pursuant to clause (b), (c), (d) or (e) of this sentence shall be made only subject to such procedures the Member making such disclosure determines in good faith are reasonable and appropriate in the circumstances, taking into account the need to maintain the confidentiality of such information and the availability, if any, of procedures under laws, regulations, subpoenas, or other legal process. Each Member acknowledges that disclosure of information in violation of the provisions of this Section 10.3 may cause irreparable injury to the Company and the Members for which monetary damages are inadequate, difficult to compute, or both. Accordingly, each Member agrees that its obligations under this Section 10.3 may be enforced by specific performance and that breaches or prospective breaches of this Section 10.3 may be enjoined. The provisions of this Section 10.3 shall survive and remain enforceable against each Member for a period of two years following the date such Member ceases to be a Member of the Company, whether through a Disposition of all of such Member’s Units or otherwise.

ARTICLE XI
DISSOLUTION AND WINDING UP

11.1              Conditions Of Dissolution. The following and only the following shall cause the Company to be dissolved, liquidated and terminated:

(a)   the vote, consent or approval of the Member or Members required by Section 7.2.3 to dissolve the Company;

(b)   the entry of a decree of judicial dissolution under the Act; or

(c)   the Disposition of all or substantially all of the assets of the Company in one transaction or a series of related transactions;

provided, however, that in no event shall a merger or consolidation of the Company, regardless of whether the Company is the surviving or resulting entity in the merger or consolidation, be deemed to be a dissolution under this Section 11.1 unless otherwise required by law.

11.2              Liquidation And Termination.

11.2.1 Upon the dissolution of the Company as provided in Section 11.1 above, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Board shall act as liquidator. The liquidator shall oversee the winding up and liquidation of the Company, take full account of the liabilities of the Company and assets, either cause the Company’s assets to be sold as promptly as is consistent with obtaining fair market value therefor or distributed to the Members and, if sold, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in paragraph (c) below. Until final distribution, the liquidator shall manage the Company’s business and other property and assets with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

(a)   ensure that any remaining portion of the Reserved Units is issued to PEC prior to final distribution and the books and records of the Company are adjusted accordingly;

(b)  as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution shall occur or the final liquidation shall be completed, as applicable;

(c)   during the period commencing on the first day of dissolution pursuant to Section 11.1 above and ending on the date on which all of the assets of the Company have been distributed to the Members in accordance with this Section 11.2, the Members shall continue to share Net Profits, Net Losses, and other items of Company income, gain, loss or deduction in the manner provided in Article V hereof, provided that no distributions shall be made pursuant to Section 5.4 above;

(d)   the liquidator shall pay or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such terms as the liquidator may reasonably determine, or the distribution of property to the Members in kind subject to debts, liabilities or other obligations); and

(e)   all remaining assets of the Company shall be distributed to the Members as follows:

(i) the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Members in accordance with Section 5.1 above;

(ii) with respect to any Company property that has not been sold, the fair market value of such property shall be determined and the Members’ Capital Accounts shall be adjusted to reflect the manner in which the unrealized gain and unrealized income, gain, loss, and deduction inherent in that property (and that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(iii)  all liquidation proceeds, as well as any Company property that is to be distributed to the Members, shall be distributed in accordance with Section 5.4 above; provided, however, that all liquidating distributions shall be made in accordance with the Members positive Capital Account balances within the meaning of Treas. Reg. ss. 1.704-1(b)(2)(ii)(b)(2).

11.3              Cancellation Of Filings. Upon completion of the distribution of Company assets as provided herein, the Company is terminated, and the liquidator shall file a certificate of cancellation with the California Secretary of State and take such other actions as may be necessary to terminate the Company.

11.4              No Capital Contribution Upon Dissolution. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, its Capital Contribution thereto, its Capital Account, its share of Net Profits or Net Losses or other items and shall have no recourse therefor (upon dissolution or otherwise) against any Member. No Member shall be obligated to restore to the Company any negative balance that may exist or continue in such Member’s Capital Account.

ARTICLE XII
EXCULPATION AND INDEMNIFICATION

12.1              No Indemnified Person shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company or to any other Indemnified Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company. Whenever in this Agreement an Indemnified Person is permitted or required to make decisions in good faith, the Indemnified Person shall act under such standard and shall not be subject to any other or different standard (including any legal or equitable standard of fiduciary or other duty) imposed by this Agreement or any relevant provisions of law or in equity or otherwise.

12.2              The Company shall indemnify and defend each Member, each Board member, each officer or other agent of the Company and the Affiliates and partners of each of the foregoing (each, an “Indemnified Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”) by reason of the fact that such Indemnified Person is or was a Member, Board member, officer or other agent of the Company or that, being or having been such a Member, Board member, officer or other agent, it is or was serving at the request of the Company as director, officer, employee or other agent of another Person, to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit; provided, however, that no Indemnified Person shall be entitled to indemnification hereunder for any act or omission constituting gross negligence, willful misconduct or material breach of this Agreement. Furthermore, the Company may, but shall not be obligated to, upon the approval of the Board, indemnify any other Person who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, a Proceeding by reason of the fact that such person is or was an agent to the same extent as is provided for in the preceding sentence with respect to an Indemnified Person. The indemnification provided by, or granted pursuant to, the provisions of this Article XII shall not be deemed exclusive of any other rights to which any Person seeking indemnification may be entitled under any agreement, vote of the Board or the Members, or otherwise, both as to action in such Person’s capacity as an agent of the Company and as to action in another capacity while serving as such an agent. All rights to indemnification under this Article XII shall be deemed to be provided by a contract between the Company and each Indemnified Person who serves in such capacity at any time while this Agreement and relevant provisions of the Act and other applicable law, if any, are in effect. Any repeal or modification hereof or thereof shall not affect any such rights then existing.

ARTICLE XIII
GENERAL PROVISIONS

13.1              Notices. All notices and other communications provided for or permitted to be given under this Agreement shall be in writing and shall be given by depositing the notice in the United States mail, addressed to the Person to be notified, postage paid, and registered or certified with return receipt requested, or by such notice being delivered in person or by facsimile communication to such party. Notices given or served pursuant hereto shall be effective upon receipt by the Person to be notified. All notices to be sent to a Member shall be sent to or made at, and all payments hereunder shall be made at, the address given for that member on Appendix A attached hereto or such other address as that Member may specify by notice to the Company and the other Members. Any notice to the Company or the Board also shall be given to the Board members. The address of a Board member shall, unless notice to the contrary is given by the Board member to the Company and the Members, be the same as the address of the Member that designated such Board member, except that notices to such Board member shall specify that they are directed to the attention of such Board member.

13.2              Entire Agreement; Waivers And Modifications.

13.2.1 With the exception of the Joint Venture Agreement between the Initial Members (which shall apply to them), the Articles and this Agreement constitute the entire agreement of the Members and their respective Affiliates and partners relating to the Company and supersedes any and all prior contracts, understandings, negotiations, and agreements with respect to the Company and the subject matter hereof, whether oral or written; provided, however, that with respect to the Initial Members, the Joint Venture Agreement shall control as between them.

13.2.2 Subject to Section 13.2.3 hereof and except as otherwise provided herein, the Articles and this Agreement may be amended or modified from time to time only in accordance with Section 7.2.3.

13.2.3 In the event of an inconsistency or conflict between the provisions of this Agreement and any resolution adopted by the Members, such resolution shall be deemed an amendment to this Agreement and a waiver by the Members of the inconsistent or conflicting provision of this Agreement (except that provisions herein requiring a Supermajority Vote will be deemed amended only by a resolution adopted by a Supermajority Vote). Any waiver or consent, express, implied or deemed to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company or any action inconsistent with this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company or any other such action. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run. Except with respect to the matters described in the first sentence of this Section 13.2.3, all waivers and consents hereunder shall be in writing and shall be delivered to the Company and the Members in the manner set forth in Section 13.1 above. A Member may grant or withhold any waiver or consent in its absolute sole discretion.

13.3              Binding Effect; No Third-Party Beneficiaries. Subject to the restrictions on Dispositions set forth herein, this Agreement is binding on and inures to the benefit of the Members and each Indemnified Person and their respective heirs, legal representatives, successors and assigns. Except as provided in Article XII hereof, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a thirty-party beneficiary contract.

13.4              Governing Law. This Agreement is governed by and shall be construed in accordance with the law of the State of California, excluding any conflict-of-laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby, and that provision shall be enforced to the greatest extent permitted by law.

13.5              Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

13.6              Waiver Of Certain Rights. Each Member irrevocably waives any right it might have to maintain any action for partition of the property of the Company.

13.7              Multiple Counterparts; Facsimile Transmission. This Agreement may be executed in multiple counterparts with the same effect as if the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Upon the request of any party, any party who shall have delivered an executed counterpart of this Agreement by facsimile shall deliver a manually executed counterpart as well, but the failure to so deliver a manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.

13.8              Arbitration. Except in the case where the remedy sought is specific performance or other equitable relief, the parties to this Agreement agree that any and all legal disputes, controversies or claims arising out of or relating to this Agreement shall be resolved by binding arbitration at the local San Diego County, California offices of the Judicial Arbitration & Mediation Services, Inc. (“J.A.M.S.”). Judgment upon any determination or award may be entered in any court of competent jurisdiction. The parties may agree on a jurist from the J.A.M.S. panel. If they are unable to agree, J.A.M.S. will provide a list of three available panel members and each party may strike one. The remaining panel member will serve as the arbitrator. The aggrieved party may initiate arbitration by: (i) sending thirty (30) days written notice of an intention to arbitrate by registered or certified mail to all parties and to J.A.M.S.; and (ii) depositing with J.A.M.S. the advanced fees required by J.A.M.S. to initiate the arbitration process for the parties. The notice must contain a description of the dispute, the amount involved and the remedies sought. Upon notice of demand for arbitration, the parties agree to execute a submission agreement, provided by J.A.M.S., which agreement shall provided for discovery in accordance with the Federal Rules of Civil Procedure and for the Commercial Arbitration rules and procedures established by the American Arbitration Association. The prevailing party in any arbitration proceeding under this Section 13.8 shall be entitled to recover from the other reasonable attorneys’ fees, reasonable costs and expenses in connection with such arbitration proceeding.

13.9              Attorneys’ Fees. Subject to Section 13.8 above, in the event of any arbitration, litigation, or other legal proceeding involving the interpretation of this Agreement or enforcement of the rights or obligations of the parties hereto, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and costs as determined by the arbitrator or other adjudicator.

13.10           Submission To Jurisdiction. Each of the Members hereby consents to the jurisdiction of any state or federal court located within the County of San Diego, State of California, and, subject to the provisions of Section 13.8 above, irrevocably agrees that all actions or proceedings relating to this Agreement shall be instituted and heard by the courts of the State of California. Each Member hereby waives any objection that it may have based on improper venue or forum non conveniens to the conduct of any proceeding in any such courts and personal service of any and all proceedings upon it, and consents to any such service of process made in the manner provided herein for the giving of notices under this Agreement.

13.11           Attorney-in-Fact And Agent.  Each Member, by execution of this Agreement, irrevocably constitutes and appoints each member of the Board of Managers and any of them acting alone as such Member’s true and lawful attorney-in-fact and agent, with full power and authority in such Member’s name, place, and stead to execute, acknowledge, and deliver, and to file or record in any appropriate public office: (a) any certificate or other instrument that may be necessary, desirable, or appropriate to qualify the Company as a limited liability company or to transact business as such in any jurisdiction in which the Company conducts business; (b) any certificate or amendment to the Company’s articles of organization or to any certificate or other instrument that may be necessary, desirable, or appropriate to reflect an amendment approved by the Members in accordance with the provisions of this Agreement; (c) any certificates or instruments that may be necessary, desirable, or appropriate to reflect the dissolution and winding up of the Company; and (d) any certificates necessary to comply with the provisions of this Agreement. This power of attorney will be deemed to be coupled with an interest and will survive the Disposition of the Member’s economic interest. Notwithstanding the existence of this power of attorney, each Member agrees to join in the execution, acknowledgment, and delivery of the instruments referred to above if requested to do so by a director. This power of attorney is a limited power of attorney and does not authorize any director to act on behalf of a Member except as described in this Section 13.11.

[SIGNATURES ON FOLLOWING PAGE.]

In Witness Whereof, the parties hereto have duly executed this Agreement as of the day and year first above written.

MEMBERS:

PACIFIC ENTERTAINMENT CORPORATION

By:	/s/ Klaus Moeller
Klaus Moeller, Chief Executive Officer

SHULAMIT RITBLATT

/s/ Shulamit Ritblatt
Shulamit Ritblatt

COMPANY:

CIRCLE OF EDUCATION, LLC

By:	/s/ Larry Balaban
Larry Balaban, Chief Executive Officer

APPENDIX A
TO
OPERATING AGREEMENT OF
CIRCLE OF EDUCATION, LLC

CAPITAL CONTRIBUTIONS OF INITIAL MEMBERS

Member Name and Address	Signature and Date of Execution	Capital Contribution	No. of Units	Percentage Interest	Capital Account Balance
Shulamit Ritblatt _________________ _________________	/s/ Shulamitt Ritblatt Signature 9/20/10 Date
All right, title and interest retained in the Curriculum and Intellectual Property, including all necessary and advisable documentation necessary to the transfer thereof to the Company, with the exception that both Partners acknowledge and agree that the Curriculum was developed through extensive know-how developed by Ritblatt over the course of years and which, subject to non-compete provisions of the Joint Venture Agreement, is and may continue to be utilized by her in other educational and business activities and that Ritblatt should retain the rights to publish her research, including research utilized in the development of the Curriculum and Intellectual Property.  In addition, the Partners acknowledge the contribution of Ritblatt’s sweat equity in the development of the Curriculum and Intellectual Property to the Company.
			5,000,000	25%	$________

Pacific Entertainment Corp. _________________ _________________	By: /s/ Klaus Moeller Klaus Moeller, CEO 9/20/10 Date	All right, title and interest in and to the Intellectual Property held by it or hereafter obtained by it, including all necessary and advisable documentation necessary to the transfer thereof to the Company.	10,000,000	75%	$________

CAPITAL CONTRIBUTIONS OF ADDITIONAL MEMBERS

Member Name and Address	Signature and Date of Execution	Capital Contribution	No. of Units	Percentage Interest	Capital Account Balance
$________
$________
$________
$________
$________
$________

APPENDIX B
TO
OPERATING AGREEMENT OF
CIRCLE OF EDUCATION, LLC

NAMES AND CONTACT INFORMATION FOR
INITIAL MEMBERS OF THE BOARD OF MANAGERS

PEC Directors	Ritblatt Director

Klaus Moeller
________________________

________________________

Tel: _____________________

Fax: _____________________

Email: ____________________

Larry Balaban
________________________

________________________

Tel: _____________________

Fax: _____________________

Email: ____________________

Michael G. Meader
________________________

________________________

Tel: _____________________

Fax: _____________________

Email: ____________________
Shulamit Ritblatt ________________________ ________________________ Tel: _____________________ Fax: _____________________ Email: ____________________